UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 28, 2016

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	80-0873306
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA		23230
(Address of principal executive offices)		(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

On April 28, 2016, Genworth Financial, Inc. (the “Company”) and its direct 100% owned subsidiary, Genworth Holdings, Inc. (the “Borrower”), terminated the Credit Agreement dated as of September 26, 2013 (the “Credit Agreement”), among the Borrower, the Company, as guarantor, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Barclays Bank PLC and Bank of America, N.A., as co-syndication agents, Deutsche Bank AG New York Branch, Fifth Third Bank, Goldman Sachs Bank USA and UBS Loan Finance LLC, as co-documentation agents, and J.P. Morgan Securities LLC, Barclays Bank PLC and Merrill Lynch Pierce Fenner & Smith Incorporated, as joint bookrunners and joint lead arrangers, prior to its September 26, 2016 maturity date. The Credit Agreement previously provided the Borrower with a $300 million, multicurrency revolving credit facility. In connection with the termination of the Credit Agreement, all commitments thereunder were terminated. At the time of termination, there were no amounts outstanding under the Credit Agreement. No early termination penalties were incurred by the Company in connection with the termination of the Credit Agreement.

Several of the agents and lenders under the Credit Agreement and their affiliates have or may in the future have various relationships with the Company, the Borrower, and their respective subsidiaries involving the provision of financial services, including investment banking, commercial banking, advisory, cash management, custody and trust services, for which they have received and may in the future receive customary fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

Date: April 29, 2016	By:	/s/ Kelly L. Groh
Kelly L. Groh
Executive Vice President and Chief Financial Officer (Principal Financial Officer)